Exhibit 99.1
OneSpan Reports Third Quarter 2024 Financial Results
•Operating income was $11.3 million, compared to an operating loss of $4.8 million in the year-ago period
•Revenue decreased 4% year-over-year to $56.2 million
•Subscription revenue increased 29% year-over-year to $33.6 million
•Annual Recurring Revenue (ARR) increased 9% year-over-year to $163.9 million1
•Net Retention Rate (NRR) of 106%2
BOSTON, October 30, 2024 – OneSpan Inc. (NASDAQ: OSPN) today reported financial results for the third quarter ended September 30, 2024.

“We reported another strong quarter of subscription growth, profitability and cash generation driven by our team’s hard work and operational focus,” stated OneSpan CEO, Victor Limongelli. “The OneSpan team has done a tremendous job in delivering value to our customers while increasing our profitability. We are now much better positioned to drive efficient revenue growth over the long-term.”
Third Quarter 2024 Financial Highlights
•Total revenue was $56.2 million, a decrease of 4% compared to $58.8 million for the same quarter of 2023. Digital Agreements revenue was $15.4 million, an increase of 18% year-over-year. Security Solutions revenue was $40.8 million, a decrease of 11% year-over-year.
•ARR increased 9% year-over-year to $163.9 million.
•Gross profit was $41.5 million, or 74% gross margin, compared to $40.7 million, or 69% in the same period last year.
•Operating income was $11.3 million, compared to operating loss of $4.8 million in the same period last year.
•Net income was $8.3 million, or $0.21 per diluted share, compared to net loss of $4.1 million, or $(0.10) per diluted share, in the same period last year. Non-GAAP net income was $13.1 million, or $0.33 per diluted share, compared to net income of $3.6 million, or $0.09 per diluted share in the same period last year.3
•Adjusted EBITDA was $16.7 million, compared to $6.3 million in the same period last year.3
•Cash and cash equivalents were $77.5 million at September 30, 2024 compared to $43.0 million at December 31, 2023.

Financial Outlook
For the full year 2024, OneSpan is narrowing the range of its previously issued revenue guidance to reflect a reduction in anticipated hardware token shipments, partially offset by stronger than previously expected subscription revenues. The Company is affirming its ARR guidance and is increasing its Adjusted EBITDA guidance to reflect stronger than originally anticipated operating leverage driven by improved execution of its cost savings initiatives.

More specifically, for the Full Year 2024, OneSpan expects:
•Revenue to be in the range of $238 million to $242 million, as compared to its previous guidance range of $238 million to $246 million.
•ARR to finish the year in the range of $166 million to $170 million.
•Adjusted EBITDA to be in the range of $65 million to $67 million, as compared to its previous guidance range of $55 million to $59 million.

Conference Call Details
In conjunction with this announcement, OneSpan Inc. will host a conference call today, October 30, 2024, at 4:30 p.m. ET. During the conference call, Mr. Victor Limongelli, CEO, and Mr. Jorge Martell, CFO, will discuss OneSpan’s results for the third quarter 2024.

For investors and analysts accessing the conference call by phone, please refer to the press release dated October 16, 2024, announcing the date of OneSpan’s third quarter 2024 earnings release. It can be found on the OneSpan investor relations website at investors.onespan.com.
The conference call is also available in listen-only mode at investors.onespan.com. Shortly after the conclusion of the call, a replay of the webcast will be available on the same website for approximately one year.
____________________________________________
1ARR is calculated as the approximate annualized value of our customer recurring contracts as of the measurement date. These include subscription, term-based license, and maintenance and support contracts and exclude one-time fees. To the extent that we are negotiating a renewal with a customer within 90 days after the expiration of a recurring contract, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new recurring contract or renewal and the customer has not notified us of an intention to not renew. See our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 for additional information describing how we define ARR, including how ARR differs from GAAP revenue.
2NRR is defined as the approximate year-over-year growth in ARR from the same set of customers at the end of the prior year period.
3An explanation of the use of Non-GAAP financial measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of each Non-GAAP financial measure to the most directly comparable GAAP financial measure has also been provided in the tables below. We are not providing a reconciliation of Adjusted EBITDA guidance to GAAP net income, the most directly comparable GAAP measure, because we are unable to predict certain items included in GAAP net income without unreasonable efforts.

About OneSpan
OneSpan provides security, identity, electronic signature (“e-signature”) and digital workflow solutions that protect and facilitate digital transactions and agreements. The Company delivers products and services that automate and secure customer-facing and revenue-generating business processes for use cases ranging from simple transactions to workflows that are complex or require higher levels of security. Trusted by global blue-chip enterprises, including more than 60% of the world’s 100 largest banks, OneSpan processes millions of digital agreements and billions of transactions in 100+ countries annually.
For more information, go to www.onespan.com. You can also follow @OneSpan on X (Twitter) or visit us on LinkedIn and Facebook.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding our 2024 financial guidance and our plans to drive efficient revenue growth, profitability and cash flow and our general expectations regarding our operational or financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: our ability to execute our updated business transformation plan and cost reduction and restructuring actions in the expected timeframe and to achieve the outcomes we expect from them; unintended costs and consequences of our cost reduction and restructuring actions, including higher than anticipated restructuring charges, disruption to our operations, litigation or regulatory actions, or employee turnover; our ability to attract new customers and retain and expand sales to existing customers; our ability to successfully develop and market new product offerings and product enhancements; changes in customer requirements; the potential effects of technological changes; the loss of one or more large customers; difficulties enhancing and maintaining our brand recognition; competition; lengthy sales cycles; challenges retaining key employees and successfully hiring and training qualified new employees; security breaches or cyber-attacks; real or perceived malfunctions or errors in our products; interruptions or delays in the performance of our products and solutions; reliance on third parties for certain products and data center services; our ability to effectively manage third party partnerships, acquisitions, divestitures, alliances, or joint ventures; economic recession, inflation, and political instability; claims that we have infringed the intellectual property rights of others; changing laws, government regulations or policies; pressures on price levels; component shortages; delays and disruption in global transportation and supply chains; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; actions of activist stockholders; and exposure to increased economic and operational uncertainties from operating a global business, as well as other factors described in the “Risk Factors” section of our most recent Annual Report on Form 10-K, as updated by the “Risk Factors” section of our subsequent Quarterly Reports on Form 10-Q (if any). Our filings with the Securities and Exchange Commission (the “SEC”) and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.

Unless otherwise noted, references in this press release to “OneSpan”, “Company”, “we”, “our”, and “us” refer to OneSpan Inc. and its subsidiaries.

OneSpan Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue
Product and license	$28,640	$31,732	$98,875	$95,461
Services and other	27,602	27,106	83,133	76,717
Total revenue	56,242	58,838	182,008	172,178

Cost of goods sold
Product and license	7,394	11,004	28,347	36,330
Services and other	7,300	7,165	24,377	21,599
Total cost of goods sold	14,694	18,169	52,724	57,929

Gross profit	41,548	40,669	129,284	114,249

Operating costs
Sales and marketing	10,138	16,664	33,574	56,388
Research and development	7,533	10,133	24,133	29,686
General and administrative	11,343	11,559	32,907	44,038
Restructuring and other related charges	697	6,524	3,905	13,076
Amortization of intangible assets	585	583	1,766	1,749
Total operating costs	30,296	45,463	96,285	144,937

Operating income (loss)	11,252	(4,794)	32,999	(30,688)

Interest income, net	624	587	1,246	1,675
Other income (expense), net	(1,915)	353	(1,293)	342

Income (loss) before income taxes	9,961	(3,854)	32,952	(28,671)
Provision for income taxes	1,688	279	4,658	1,569

Net income (loss)	$8,273	$(4,133)	$28,294	$(30,240)

Net income (loss) per share
Basic	$0.21	$(0.10)	$0.74	$(0.75)
Diluted	$0.21	$(0.10)	$0.73	$(0.75)

Weighted average common shares outstanding
Basic	38,695	40,454	38,323	40,529
Diluted	39,458	40,454	38,864	40,529

OneSpan Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	September 30,	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$77,478	$43,001
Restricted cash	350	529
Accounts receivable, net of allowances of $1,414 at September 30, 2024 and $1,536 at December 31, 2023	28,841	64,387
Inventories, net	13,019	15,553
Prepaid expenses	6,703	6,575
Contract assets	6,390	5,139
Other current assets	9,092	11,159
Total current assets	141,873	146,343
Property and equipment, net	20,838	18,722
Operating lease right-of-use assets	7,872	6,171
Goodwill	96,132	93,684
Intangible assets, net of accumulated amortization	8,117	10,832
Deferred income taxes	1,770	1,721
Other assets	12,672	11,718
Total assets	$289,274	$289,191
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$13,279	$17,452
Deferred revenue	48,418	69,331
Accrued wages and payroll taxes	9,452	14,335
Short-term income taxes payable	3,160	2,646
Other accrued expenses	5,903	10,684
Deferred compensation	232	382
Total current liabilities	80,444	114,830
Long-term deferred revenue	2,929	4,152
Long-term lease liabilities	7,431	6,824
Deferred income taxes	1,104	1,067
Other long-term liabilities	2,780	3,177
Total liabilities	94,688	130,050
Commitments and contingencies
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Common stock: $0.001 par value per share, 75,000 shares authorized; 41,634 and 41,243 shares issued; 37,910 and 37,519 shares outstanding at September 30, 2024 and December 31, 2023, respectively	38	38
Additional paid-in capital	122,098	118,620
Treasury stock, at cost: 3,724 shares outstanding at September 30, 2024 and December 31, 2023	(47,377)	(47,377)
Retained earnings	127,233	98,939
Accumulated other comprehensive loss	(7,406)	(11,079)
Total stockholders' equity	194,586	159,141
Total liabilities and stockholders' equity	$289,274	$289,191

OneSpan Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$28,294	$(30,240)
Adjustments to reconcile net income (loss) from operations to net cash used in operations:
Depreciation and amortization of intangible assets	6,086	4,524
Write-off of intangible assets	804	—
Write-off of property and equipment, net	1,053	2,712
Impairments of inventories, net	—	1,568
Deferred tax (benefit) expense	(14)	44
Stock-based compensation	6,110	10,192
Provision for credit losses, net	(124)	62
Changes in operating assets and liabilities:
Accounts receivable	35,552	26,334
Inventories, net	2,639	(5,277)
Contract assets	(2,080)	(542)
Accounts payable	(4,197)	(834)
Income taxes payable	519	(2,826)
Accrued expenses	(9,491)	(4,620)
Deferred compensation	(150)	(67)
Deferred revenue	(22,165)	(15,425)
Other assets and liabilities	405	557
Net cash provided by (used in) operating activities	43,241	(13,838)

Cash flows from investing activities:
Maturities of short-term investments	—	2,330
Additions to property and equipment	(7,273)	(9,035)
Additions to intangible assets	(53)	(31)
Cash paid for acquisition of business	—	(1,800)
Net cash used in investing activities	(7,326)	(8,536)

Cash flows from financing activities:
Contingent payment related to acquisition	(200)	—
Tax payments for restricted stock issuances	(2,632)	(2,335)
Repurchase of common stock	—	(3,527)
Net cash used in financing activities	(2,832)	(5,862)

Effect of exchange rate changes on cash	1,215	145

Net increase (decrease) in cash	34,298	(28,091)
Cash, cash equivalents, and restricted cash, beginning of period	43,530	97,375
Cash, cash equivalents, and restricted cash, end of period	$77,828	$69,284

Operating Segments
Since the quarter ended June 30, 2022, we have reported our financial results under the following two lines of business, which are our reportable operating segments: Digital Agreements and Security Solutions.
•Digital Agreements. Digital Agreements consists of solutions that enable our clients to secure and automate business processes associated with their digital agreement and customer transaction lifecycles that require consent, non-repudiation and compliance. These solutions, which are largely cloud-based, include OneSpan Sign e-signature, OneSpan Notary, and Identity Verification. This segment also includes costs attributable to our transaction cloud platform.
•Security Solutions. Security Solutions consists of our broad portfolio of software products, software development kits (SDKs) and Digipass authenticator devices that are used to build applications designed to defend against attacks on digital transactions across online environments, devices, and applications. The software products and SDKs included in the Security Solutions segment are largely on-premises software products and include multi-factor authentication and transaction signing solutions, such as mobile application security and mobile software tokens.
Segment operating income consists of the revenues generated by a segment, less the direct costs of revenue, sales and marketing, research and development expenses, amortization expense, and restructuring and other related charges that are incurred directly by a segment. Unallocated corporate costs include costs related to administrative functions that are performed in a centralized manner that are not attributable to a particular segment.

Segment and consolidated operating results (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except percentages)	2024	2023	2024	2023
Digital Agreements
Revenue	$15,405	$13,012	$45,280	$36,426
Gross profit (1)	$11,031	$9,808	$30,664	$26,839
Gross margin	72%	75%	68%	74%
Operating income (loss) (2)	$3,419	$(4,666)	$3,000	$(17,820)

Security Solutions
Revenue	$40,837	$45,826	$136,728	$135,752
Gross profit (3)	$30,517	$30,861	$98,620	$87,410
Gross margin	75%	67%	72%	64%
Operating income (4)	$20,200	$15,673	$66,770	$39,827

Total Company:
Revenue	$56,242	$58,838	$182,008	$172,178
Gross profit	$41,548	$40,669	$129,284	$114,249
Gross margin	74%	69%	71%	66%

Statements of Operations reconciliation:
Segment operating income	$23,619	$11,007	$69,770	$22,007
Corporate operating expenses not allocated at the segment level	12,367	15,801	36,771	52,695
Operating income (loss)	$11,252	$(4,794)	$32,999	$(30,688)
Interest income, net	624	587	1,246	1,675
Other income (expense), net	(1,915)	353	(1,293)	342
Income (loss) before income taxes	$9,961	$(3,854)	$32,952	$(28,671)

(1) Digital Agreements gross profit includes intangible asset write-off of $0.8 million and internal capitalized software write-off of $0.7 million for the nine months ended September 30, 2024.
(2) Digital Agreements operating income (loss) includes $0.6 million and $1.9 million of amortization of intangible assets expense for the three and nine months ended September 30, 2024, respectively, and $0.6 million and $1.7 million of amortization of intangible assets expense for the three and nine months ended September 30, 2023, respectively.
(3) Security Solutions gross profit includes $1.6 million of inventory impairments related to discontinuation of investments in our Digipass CX product for the nine months ended September 30, 2023.
(4) Security Solutions operating income includes $1.6 million of inventory impairments and $1.4 million of capitalized software write-offs related to discontinuation of investments in our Digipass CX product for the nine months ended September 30, 2023.

Revenue by major products and services (unaudited):

	Three Months Ended September 30,
	2024		2023
(In thousands)	Digital Agreements	Security Solutions	Digital Agreements	Security Solutions
Subscription	$15,045	$18,603	$11,807	$14,378
Maintenance and support	327	9,317	995	11,276
Professional services and other (1)	33	820	210	1,333
Hardware products	—	12,097	—	18,839
Total Revenue	$15,405	$40,837	$13,012	$45,826

	Nine Months Ended September 30,
	2024		2023
(In thousands)	Digital Agreements	Security Solutions	Digital Agreements	Security Solutions
Subscription	$43,641	$59,642	$32,641	$46,485
Maintenance and support	1,321	29,125	3,121	31,914
Professional services and other (1)	318	3,548	664	4,002
Hardware products	—	44,413	—	53,351
Total Revenue	$45,280	$136,728	$36,426	$135,752
(1)Professional services and other includes perpetual software licenses revenue, which was less than 1% of total revenue for both the three and nine months ended September 30, 2024 and approximately 1% of total revenue for both the three and nine months ended September 30, 2023.
Non-GAAP Financial Measures
We report financial results in accordance with GAAP. We also evaluate our performance using certain Non-GAAP financial metrics, namely Adjusted EBITDA, Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) Per Diluted Share. Our management believes that these measures, when taken together with the corresponding GAAP financial metrics, provide useful supplemental information regarding the performance of our business, as further discussed in the descriptions of each of these Non-GAAP metrics below.
These Non-GAAP financial measures are not measures of performance under GAAP and should not be considered in isolation or as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these Non-GAAP financial measures are useful for the purposes described below, they have limitations associated with their use, since they exclude items that may have a material impact on our reported results and may be different from similar measures used by other companies. Additional information about the Non-GAAP financial measures and reconciliations to their most directly comparable GAAP financial measures appear below.

Adjusted EBITDA
We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, long-term incentive compensation, restructuring and other related charges, and certain non-recurring items, including acquisition related costs, rebranding costs, and non-routine shareholder matters. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, restructuring costs, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, non-routine shareholder matters), deal with the structure or financing of the business (e.g., interest, one-time strategic action costs, restructuring costs, impairment charges) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). In addition, removing the impact of these items helps us compare our core business performance with that of our competitors.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2024	2023	2024	2023
Net income (loss)	$8,273	$(4,133)	$28,294	$(30,240)
Interest income, net	(624)	(587)	(1,246)	(1,675)
Provision for income taxes	1,688	279	4,658	1,569
Depreciation and amortization of intangible assets (1)	1,941	1,689	6,086	4,524
Long-term incentive compensation (2)	2,744	1,933	6,358	10,426
Restructuring and other related charges (3)	720	6,524	5,454	13,076
Other non-recurring items (4)	1,983	599	3,060	3,160
Adjusted EBITDA	$16,725	$6,304	$52,664	$840
(1) Includes cost of sales depreciation and amortization expense directly related to delivering cloud subscription revenue of $0.7 million and $2.4 million for the three and nine months ended September 30, 2024, respectively, and $0.4 million and $0.7 million for the three and nine months ended September 30, 2023, respectively. Costs are recorded in "Services and other cost of goods sold" on the condensed consolidated statements of operations.
(2) Long-term incentive compensation includes stock-based compensation and cash incentive grants awarded to employees located in jurisdictions where we do not issue stock-based compensation due to tax, regulatory or similar reasons. The immaterial expense associated with these cash incentive grants was $0.1 million for both the three months ended September 30, 2024 and 2023 and $0.2 million for both the nine months ended September 30, 2024 and 2023.
(3) Includes write-offs of intangible assets and property and equipment, net, of $0.8 million and $1.0 million, respectively, for the nine months ended September 30, 2024 and $0 for both the three and nine months ended September 30, 2023. Costs are recorded in "Services and other cost of goods sold" and "Restructuring and other related charges," respectively, on the condensed consolidated statements of operations.
Includes restructuring and other related charges of less than $0.1 million and $0.1 million, for the three and nine months ended September 30, 2024, respectively, and $0 for both the three and nine months ended September 30, 2023.

These charges are recorded in "Services and other cost of goods sold" on the condensed consolidated statements of operations.
(4) For the three months ended September 30, 2024 and 2023, other non-recurring items consist of $2.0 million and $0.6 million, respectively, of fees related to non-recurring projects.
For the nine months ended September 30, 2024, other non-recurring items consist of $3.1 million of fees related to non-recurring projects. For the nine months ended September 30, 2023, other non-recurring items consist of $1.6 million of inventory impairment charges and $1.6 million of fees related to non-recurring projects and our acquisition of ProvenDB.

Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) Per Diluted Share
We define Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) Per Diluted Share as net income (loss) or net income (loss) per diluted share, as applicable, before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, restructuring costs, and certain other non-recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitor results.
We exclude long-term incentive compensation expense because our long-term incentives generally reflect the use of restricted stock unit grants or cash incentive grants, including incentives directly tied to the performance of the business, while other companies may use different forms of incentives that have different cost impacts, which makes comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets, or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue, and related amortization expense will recur in future periods until expired or written down.
We also exclude certain non-recurring items including one-time strategic action costs and non-recurring shareholder matters, as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.
We make a tax adjustment based on the above adjustments resulting in an effective tax rate on a Non-GAAP basis, which may differ from the GAAP tax rate. We believe the effective tax rates we use in the adjustment are reasonable estimates of the overall tax rates for the Company under its global operating structure.
Reconciliation of Net Income (Loss) to Non-GAAP Net Income (Loss)
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income (loss)	$8,273	$(4,133)	$28,294	$(30,240)
Amortization of intangible assets (1)	585	583	1,967	1,749
Long-term incentive compensation (2)	2,744	1,933	6,358	10,426
Restructuring and other related charges (3)	720	6,524	5,454	13,076
Other non-recurring items (4)	1,983	599	3,060	3,160
Tax impact of adjustments (5)	(1,206)	(1,928)	(3,368)	(5,682)
Non-GAAP net income (loss)	$13,099	$3,578	$41,765	$(7,511)

Non-GAAP net income (loss) per share	$0.33	$0.09	$1.07	$(0.19)

Shares	39,458	40,999	38,864	40,529
(1)Includes cost of sales amortization expense directly related to delivering cloud subscription revenue of $0 and $0.2 million for the three and nine months ended September 30, 2024, respectively, and $0.1 million and $0.3 million for the three and nine months ended September 30, 2023, respectively. Costs are recorded in "Services and other cost of goods sold" on the condensed consolidated statements of operations.
(2)Long-term incentive compensation includes stock-based compensation and cash incentive grants awarded to employees located in jurisdictions where we do not issue stock-based compensation due to tax, regulatory or similar reasons. The immaterial expense associated with these cash incentive grants was $0.1 million for both the three months ended September 30, 2024 and 2023 and $0.2 million for both the nine months ended September 30, 2024 and 2023.
(3)Includes write-offs of intangible assets and property and equipment, net, of $0.8 million and $1.0 million, respectively, for the nine months ended September 30, 2024 and $0 for both the three and nine months ended September 30, 2023. Costs are recorded in "Services and other cost of goods sold" and "Restructuring and other related charges," respectively, on the condensed consolidated statements of operations.
Includes restructuring and other related charges of less than $0.1 million and $0.1 million, for the three and nine months ended September 30, 2024, respectively, and $0 for both the three and nine months ended September 30, 2023. These charges are recorded in "Services and other cost of goods sold" on the condensed consolidated statements of operations.
(4)See the footnotes to the Reconciliation of Net Income (Loss) to Adjusted EBITDA for a description of the components of other non-recurring items for each period presented.
(5)The tax impact of adjustments is calculated as 20% of the adjustments in all periods.

Copyright© 2024 OneSpan North America Inc., all rights reserved. OneSpan™ is a registered or unregistered trademark of OneSpan North America Inc. or its affiliates in the U.S. and other countries.
Investor Contact:
Joe Maxa
Vice President of Investor Relations
+1-312-766-4009
joe.maxa@onespan.com